SOUTHWESTERN PUBLIC SERVICE COMPANY

EXHIBIT 21. Subsidiaries of the Registrant

        Name                              Place of Incorporation
        Utility Engineering Corporation*        Texas
        Quixx Corporation*                      Texas

* Utility Engineering Corporation and Quixx Corporation are wholly owned subsidiaries of Southwestern Public Service Company.
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